UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021 (April 21, 2021)

ARCONIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39162	84-2745636
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
201 Isabella Street, Suite 400 Pittsburgh, Pennsylvania		15212
(Address of Principal Executive Offices)		(Zip Code)
412-992-2500
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On April 21, 2021, Arconic Corporation (the “Company”) entered into an commitment agreement (the “Agreement”) with Massachusetts Mutual Life Insurance Company (“MassMutual”) and State Street Global Advisors Trust Company (“State Street”), acting solely in its capacity as the independent fiduciary of Arconic Corp. Pension Plan A and Arconic Corp. Pension Plan B (the “Pension Plans”).

Under the Agreement, the Company will purchase a group annuity contract from MassMutual and transfer to MassMutual the future benefit obligations and annuity administration for approximately 8,400 retirees (or their beneficiaries) under the Pension Plans (“Transferred Participants”). Upon issuance of the group annuity contract, the pension benefit obligations and annuity administration for the Transferred Participants will be irrevocably transferred to MassMutual, which will irrevocably guarantee the pension benefits of the Transferred Participants. By transferring these obligations to MassMutual, the Company will reduce its U.S. qualified pension plan liabilities by approximately $1.0 billion, or approximately 25%. The purchase of the group annuity contract will be funded directly by the assets of the Pension Plans. The transactions contemplated by the Agreement are subject to closing conditions that are customary for transactions of this nature, including certain termination clauses. Assuming all of the closing conditions are met, the Company expects the transactions to be completed on April 28, 2021. All Transferred Participants will continue to receive their benefits from the Pension Plans through July 2021, after which, subject to certain conditions set forth in the Agreement, MassMutual will assume responsibility for administrative and customer service support, including distribution of payments to the Transferred Participants.

As a result of the transactions contemplated by the Agreement, the Company expects to recognize a non-cash pension settlement charge of approximately $575 million ($450 million after tax), subject to finalization of actuarial assumptions and other applicable adjustments, in the second quarter of 2021 which will be included in Restructuring and other charges on the Statement of Consolidated Operations that will be reported in the Company’s earnings release and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021.

The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Certain statements in this Current Report on Form 8-K are or may be considered forward-looking statements, such as statements regarding management’s views with respect to future events relating to, and the financial impact of, the transactions contemplated by the Agreement. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. These risks and uncertainties include but are not limited to (a) the satisfaction or waiver of all closing conditions contained in the Agreement without unexpected delays or conditions; (b) the successful closing of the transactions contemplated by the Agreement within the estimated timeframe; (c) the Company’s ability to realize, within the expected timeframe, the anticipated benefits of the transactions contemplated by the Agreement; (d) the amount and timing of the expected settlement charge; and (e) the other factors summarized in the Company’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Commitment Agreement, dated April 21, 2021, by and among Arconic Corporation, Massachusetts Mutual Life Insurance Company and State Street Global Advisors Trust Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC CORPORATION

Dated: April 27, 2021	By:	/s/ Erick R. Asmussen
Name:     Erick R. Asmussen
Title:    Executive Vice President, Chief Financial Officer and Treasurer